Exhibit 23(i)

CONSENT OF INDEPENDENT AUDITORS’

To the Board of Directors of
Massachusetts Mutual Life Insurance Company

        We consent to the inclusion in this Post-Effective Amendment No. 8 to Registration Statement No. 33-84802 of Massachusetts Mutual Life Insurance Company on Form S-2 of our report dual dated March 1, 2002 and March 9, 2002, on the audited statutory statements of financial position of Massachusetts Mutual Life Insurance Company as of December 31, 2001 and 2000, and the related statutory statements of income, changes in policyholders’ contingency reserves, and cash flows for the years ended December 31, 2001, 2000 and 1999 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the use of statutory accounting practices and changes in certain accounting practices as a result of the Commonwealth of Massachusetts Division of Insurance’s adoption of the National Association of Insurance Commissioner’s Accounting Practices and Procedures Manual effective January 1, 2001), which practices differ from accounting principles generally accepted in the United States of America. We also consent to the reference to our Firm under the caption “Experts” appearing in the prospectus.

Deloitte & Touche LLP

Hartford, Connecticut
April 12, 2002